Exhibit 99.1

Blüm Holdings, Inc. Announces Strategic Financing and Intended Acquisitions

DOWNEY, Calif., Jan. 21, 2025 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm”, “Blüm Holdings,” “we” or “us”), a California-based cannabis operator, today announced the receipt of $900,000 in financing led by Mr. Douglas Rosenberg. This capital will support operational and acquisition-related activities in 2025. Mr. Rosenberg is the Co-Founder and CEO of Mesh Ventures and Co-Founder of 1212 Ventures, both of which hold significant investments in Cookies Creative Productions & Consulting, Inc. (“Cookies”).

Blüm has also recently signed three term sheets ("Term Sheets") each aimed at bolstering the Company’s retail and brand portfolio. These transactions are designed to enhance Blüm’s operational footprint, which Blüm believes will lay the foundation for future opportunities. Key highlights from the Term Sheets include:

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Mt. Tam Ventures II Transaction: Blüm, via a wholly owned subsidiary intends to acquire all of the membership interests in Mt. Tam Ventures II, LLC, a holding company with equity in Cookies, a globally recognized cannabis brand. Key economic terms include $250,000 payable in cash and the issuance of 1,931,152 shares of Blüm common stock valued at a $1.90 per share, for a total transaction value of $3.9 million. The transaction, if consummated, would strengthen Blüm’s portfolio and position Blüm alongside one of the most influential brands in the industry.

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Mesh Ventures Transaction: Blüm, via a wholly owned subsidiary intends to merge with and acquire Mesh Ventures, LLC, a venture fund that also holds equity in Cookies. The transaction, if consummated, would enhance alignment with key stakeholders and strengthen collaborations across Blüm’s brand and retail ecosystems, customer touchpoints, and marketing reach. Key economic terms include $359,610 payable in cash and the issuance of 4,531,965 shares of Blüm common stock valued at $1.90 per share, for a total transaction value of $9.0 million.

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Northern California Retail Transaction: Blüm, via a wholly owned subsidiary will acquire a licensed retail cannabis store in Northern California, a critical market for the industry. Acquisition consideration includes $1.3 million in cash and $500,000 in Blüm common stock, with milestone-based bonus awards. The transaction, if consummated, would bolster the Company’s operational footprint and expand its direct-to-consumer reach.

While details of these Term Sheets remain subject to definitive agreements and regulatory approval, these transactions reflect Blüm’s intention to capitalize on opportunities that can amplify growth and expand strategic influence. No assurances can be made that the Company will successfully negotiate and enter into definitive agreements for the transactions contemplated by the Term Sheets or that the Company will be successful in completing the transactions contemplated by the Term Sheets.

Blüm, through a subsidiary, operates a Cookies-branded store and has partnered with Cookies in events such as Hall of Flowers and the Emerald Cup. Sabas Carrillo, the CEO of Blüm, served as Chief Financial Officer of Cookies from 2018 to 2020.

“Our ability to secure this financing reflects the confidence of our stakeholders in our disciplined approach,” said Sabas Carrillo, Chief Executive Officer of Blüm Holdings, Inc. “This capital is a key component in enabling us to pursue opportunities that align with our gameplan. Every move we make is part of a long-term vision. These transactions align Blüm with some of the most iconic brands in and out of the cannabis sector, strengthen our market position, and enhance opportunities for future growth,” continued Carrillo.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Follow us on Instagram @blumholdings

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks, as well as other risks associated with the combination, will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.